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EXHIBIT 99.1

                   SHARPS ANNOUNCES $1.2 MILLION EQUITY FINANCING

HOUSTON, Texas (October 11, 2001) -- Sharps Compliance Corp. (OTC BB: SCOM), a leading provider of cost-effective logistical and training solutions for the hospitality and healthcare industries, through its wholly owned subsidiary, Sharps Compliance, Inc., today announced the completion of a private placement of 1,100,000 shares of its common stock at a price of $1.10 per share for a total fund raise of $1,210,000.

Commenting on the announcement, Dr. Burt Kunik, Chairman of the Board and Chief Executive Officer of Sharps, stated, "This financing is designed to provide the capital necessary for Sharps to support the Company through its growth period. The growth is focused on Home Self-Injector programs, continued increases in demand for Home Healthcare medical waste disposal and other logistical and retail solutions."

The lead financial investor in the private placement was New Century Equity Holdings Corp. (Nasdaq: NCEH) through the purchase of 700,000 shares of common stock.

Also commenting on the announcement Parris H. Holmes, Jr., Chairman of the Board and Chief Executive Officer of New Century stated, "We are very pleased with the strong foundation that Sharps has put in place over the past two years as reflected in the quarter-over-quarter revenue growth. Additionally, we believe the Company is developing a compelling story and business model in the healthcare arena."

Mr. Holmes is a member of the Board of Directors of Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps partners with companies and institutions to develop cost-effective solutions that improve profitability. The Company's primary products include Sharps Disposal by Mail(TM) Systems, Sharps Tracer(TM), Pitch-It(TM) IV Poles and Trip LesSystems(TM). The Company's systems and services allow a wide variety of regulated industries, including healthcare and hospitality, to focus on their core competencies and enable them to better manage assets, regulatory compliance and employee education. Sharps Compliance Corp.'s common stock trades on the OTC Bulletin Board under the symbol SCOM. New Century Equity Holdings Corp. (Nasdaq:
NCEH), a holding company focused on high growth, technology-based companies and investments, is a financial investor in Sharps Compliance Corp. For further information, please visit WWW.NEWCENTURYEQUITY.COM.

ANY FORWARD-LOOKING STATEMENTS IN THIS RELEASE ARE MADE PURSUANT TO THE
"SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION ACT OF 1995. INVESTORS ARE CAUTIONED THAT ACTUAL RESULTS MAY DIFFER SUBSTANTIALLY FROM
SUCH FORWARD-LOOKING STATEMENTS.  FORWARD-LOOKING STATEMENTS INVOLVE RISKS
AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO, CONTINUED ACCEPTANCE OF THE COMPANY'S PRODUCTS AND SERVICES IN THE MARKETPLACE, COMPETITIVE FACTORS, NEW PRODUCTS AND TECHNOLOGICAL CHANGES, DEPENDENCE UPON THIRD-PARTY VENDORS, CUSTOMER RELATIONS, GOVERNMENT SUPERVISION AND REGULATION, CHANGES IN
INDUSTRY PRACTICES, CHANGES IN THIRD-PARTY EXPENSE REIMBURSEMENT PROCEDURES, AND OTHER RISKS DETAILED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

For further information, please contact:

Dr. Burt Kunik, President and CEO, Sharps Compliance Corp., at (800) 772-5657
                      or via e-mail at BKUNIK@SHARPSINC.COM

                                      or

Gary L. Shell, CFO, Sharps Compliance Corp., at (800) 772-5657 or via e-mail at
                              GSHELL@SHARPSINC.COM

                                      or

                 visit the Sharps Web site at HTTP://WWW.SHARPSINC.COM.